Solar EnerTech Appoints Chief Financial Officer

Menlo Park, CA, April 7, 2009 – Solar EnerTech Corp. (OTCBB: SOEN) (the "Company") today announced that it has appointed Steve M. Ye as Chief Financial Officer, effective April 2, 2009 to replace its former CFO, Ms. Anthea Chung.

Mr. Ye joins Solar EnerTech from Wells Fargo, where he had served as Financial Controller since September 2006.  Previously, he was a Global Financial Planning & Analysis Manager at GE, and prior to that, a Financial Analyst at ABN AMRO Bank.  Mr. Ye holds an MBA from the William E. Simon Graduate School of Business Administration, University of Rochester, and a BA in Accounting from Shanghai International Studies University.  He is also a member of AICPA and a chartered financial analyst (CFA).

“We are very pleased to welcome Steve and his solid pedigree to our senior management team,” commented Mr. Leo Young, Chief Executive Officer of Solar EnerTech.  “His extensive experience in financial analysis, controls, and planning gained at two of the largest US companies can undoubtedly help with the growth and development of our business, as we continue to focus on steady revenue and margin improvement. Steve is also an accomplished accountant skilled in budgeting and forecasting.  We expect him to contribute to our strategy and efforts to penetrate the U.S. market which we believe can serve as a compelling growth opportunity for our business moving forward. I will be working directly with Steve and look forward to his contributions in expanding our presence in the PV solar market.”

About Solar EnerTech Corp.

Solar EnerTech is a photovoltaic ("PV") solar energy cell manufacturing enterprise incorporated in the United States with its corporate office in Menlo Park, California.  The Company has established a sophisticated 63,000 square foot manufacturing plant located in China, in Shanghai's Jinqiao Modern Technology Park.  Currently, the Company is capable of producing 50MW of solar cells from its existing production line.

Solar EnerTech has also established a Joint R&D Lab at Shanghai University to develop higher efficiency cells and to put the results of that research to use in its manufacturing processes.  Led by one of the industry's top scientists, the Company expects its R&D program to help bring Solar EnerTech to the forefront of advanced solar technology research and production.

Safe Harbor Statement

Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based largely on current expectations and are subject to a number of known and unknown risks, uncertainties and other factors beyond our control that could cause actual events and results to differ materially from these statements. These statements are not guarantees of future performance, and readers are cautioned not to place undue reliance on these forward-looking statements, which are relevant as of the date of the given press release and should not be relied upon as of any subsequent date. Solar EnerTech undertakes no obligation to update publicly any forward-looking statements.

CONTACT
Bill Zima
ICR Inc.
203-682-8200 (Investor Relations)